UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 31, 2008
Date of Report (Date of earliest event reported)

Congoleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	01-13612	02-0398678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Quakerbridge Road
P.O. Box 3127
Mercerville, NJ 08619-0127
(Address of principal executive offices and zip code)

609-584-3000
(Registrant’s telephone number, including area code)

    N/A
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events

On October 31,  2008, the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, entered an order which approved a litigation settlement agreement (the “Settlement Agreement”) among Congoleum Corporation (“Congoleum”), the Official Committee of Bondholders, Joseph Rice, Perry Weitz, Arthur J. Pergament, the Future Claimants’ Representative, the Official Asbestos Claimants’ Committee and certain holders of pre-petition settlements (the “Settling Claimants”) with respect to asbestos claims against Congoleum.

The Settlement Agreement provides, among other things, that upon effectiveness of a plan of reorganization for Congoleum, the Settling Claimants shall waive any and all rights with respect to any pre-petition settlement of their asbestos claims against Congoleum, and their claim shall be restored to the status quo ante as it existed as of the time the Settling Claimant initially filed or submitted its asbestos claim against Congoleum.

The Settlement Agreement also provides that Congoleum is released from any and all obligations and duties imposed pursuant to any pre-petition asbestos settlement, the Collateral Trust Agreement, Security Agreement and any and all other agreements and amendments thereto with respect to the pre-packaged plan of reorganization filed by Congoleum on December 31, 2003.

The foregoing discussion of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Exhibits

Exhibit No.	Description
99.1	Settlement Agreement
99.2	Order Granting Joint Motion of the Debtors and the Official Committee of Bondholders for an Order Pursuant to 11 U.S.C. § 105 and Fed. R. Bankr. P. 9019 Approving Settlement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2008	Congoleum Corporation

	By:	/s/ Howard N. Feist III
		Name:	Howard N. Feist III
		Title:	Chief Financial Officer